EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Contact:  Mr. Alan Bird, Chairman
Telephone:  (815) 858-2457

ROYAL FINANCIAL, INC. NAMES
JAMES A. FITCH, JR. TO ITS BOARD OF DIRECTORS

Chicago, IL, August 15, 2007 — Royal Financial, Inc. (OTC Bulletin Board:  RYFL.OB) (the “Company”), the holding company of Royal Savings Bank, today announced that on August 13, 2007, James A. Fitch, Jr. was appointed to the Board of Directors of the Company. Mr. Fitch will serve as a Class II director of the Company, with a term expiring at the Company’s annual stockholders’ meeting to be held in 2009. Mr. Fitch was also appointed to the Compensation Committee of the Board.  Mr. Fitch will also be appointed to the Board of Directors of the Bank at its next meeting.

Mr. Fitch, age 51, is co-founder, owner and President of Trinity Manufacturing Corporation, a contract manufacturer of cable assemblies, wiring harnesses, and electrical panel & box assemblies for original equipment manufacturers (OEM), distributors and electrical contractors serving a wide variety of applications, including military, aerospace, emergency service, telecommunications and construction.

“We are delighted and honored that Jim has joined our Board.  His business acumen, local banking experience and entrepreneurial successes as well as his deep involvement in Chicago business, civic and charitable activities, provide us with a proven leader whose vision will be key in guiding the Board given the challenges our Company is currently facing,” said Alan Bird, Chairman of Royal Financial, Inc. “With Jim’s assistance, the Board will continue to look at all of the options and opportunities available in order to enhance stockholder value,” added Mr. Bird.

A 1977 graduate of the United States Military Academy at West Point, Mr. Fitch served as an Infantry Officer in the U.S. Army for 14 years, including service in Operation Desert Storm, for which he received the Bronze Star Medal for heroism in combat.

Following his military service, Mr. Fitch returned to Chicago to work in community banking, joining South Chicago Bank, a subsidiary of Advance Bancorp formerly headquartered in Lansing, Illinois, in 1991, and serving as President and Chief Executive Officer. In 1998, Mr. Fitch was also appointed and served as President and CEO of Advance Bank and Advance Bancorp, in addition to his role as President and CEO of South Chicago Bank (which was merged with Advance Bank in 1999), until the sale of Advance Bancorp to Charter One in April of 2003. Under Mr. Fitch’s leadership, Advance Bank grew from $450 million to $621 million in assets. During that time, Mr. Fitch oversaw initiatives that restructured the bank’s balance sheet (from a thrift to a commercial bank serving small business), improved service and profitability, and consolidated its operating structure.

Mr. Fitch has previously been active in numerous civic and charitable organizations in and around Chicago, including serving as Chairman of the Southeast Chicago Development Commission and Advocate Trinity Hospital Governing Council, President of South Chicago Health Care Foundation and

First Vice Chairman of the Community Bankers Association of Illinois. Mr. Fitch currently resides with his wife, Nancy, in Bradenton, Florida.

Royal Savings Bank offers a range of checking and savings products, a full line of home and personal loans and commercial lending solutions.  Royal Savings Bank has been operating continuously in the south and southeast communities of Chicago since 1887, and currently has two branches in southern Chicago, two branches in the south suburbs of Chicago, and one branch in Northwest Indiana.

Special Note Regarding Forward-Looking Statements

Statements contained in this press release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing in the Company’s market areas, deterioration in asset quality due to an economic downturn in the greater Chicago metropolitan area, legislative or regulatory changes, changes in monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, adverse developments in the Company’s loan or investment portfolios, slower than anticipated growth of the Company’s business or unanticipated business declines, the Company’s ability to implement its growth strategy, higher than expected operational costs including professional fees and expenses incurred in connection with the Audit Committee’s ongoing investigation, the results and conclusions of the investigation and any actions taken by the Company in response thereto, demand for loan products; deposit flows; competition and changes in accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements. The Company assumes no obligation to update publicly any of these statements in light of future events unless required under the federal securities laws.